TWO RIVERS WATER COMPANY
EXHIBIT 3.2

Document processing fee
If document is filed on paper                                                              $125.00
If document is filed electronically                                                              $  25.00

Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.

Colorado Secretary of State

Date and Time: 11/19/2009 03:21 PM ID Number: 20021354505

Document number: 20091609579
Amount Paid: $25.00
Paper documents must be typewritten or machine printed.                                                                                                           ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:  20021354505

1. Entity name:  NAVIDEC FINANCIAL SERVICES, INC.

(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:  (if applicable)
Two Rivers Water Company

3. Use of Restricted Words (if any of these terms are contained in an entity name, true   name of an entity, trade name or trademark  mark the applicable “insurance”, “casualty”, “mutual”, or “surety” box):                                                               “
4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:

OR

(mm/dd/yyyy)

If the corporation’s period of duration as amended is perpetual, mark this box:               ✔

7. (Optional) Delayed effective date:  (mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Littman                                Michael

(Last)                           (First)                      (Middle)(Suffix)

7609 Ralston Road

(Street name and number or Post Office information)

Arvada  CO           80002

(City)                            (State)                  (Postal/Zip Code)
United States

(Province – if applicable)                                              (Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this boxand include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty.  While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form.  Questions should be addressed to the user’s attorney.

SHAREHOLDER ACTION BY WRITTEN  CONSENT  "Any action  required or permitted by

Colorado Revised Statutes  to be taken at a  shareholder  meeting may be taken without a meeting, if the shareholders  holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares  entitled to vote  thereon  were present and voted, consent to such action in writing. Effectiveness of such action shall be as provided in Colorado  Revised  Statutes  except when the  requirements  of Section 14 of the Securities Exchange Act of 1934 specify otherwise. Record date for determining shareholders  entitled to take action,  or entitled to be given notice under CRS 7-107-104  (as it may be amended) is the date the  corporation first receives a writing upon which the  action is taken  pursuant  to written consent of a majority of shareholders."